Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER 2018
Raises Full Year 2018 Outlook

Syracuse, New York - (Business Wire) — August 7, 2018 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the second quarter ended July 1, 2018 and raised its full year 2018 outlook.

Highlights for second quarter of 2018 versus second quarter of 2017 include:

•	Restaurant sales increased 8.4% to $303.0 million from $279.5 million in the second quarter of 2017;

•	Comparable restaurant sales increased a solid 5.0% compared to a 4.6% increase in the prior year quarter;

•	Adjusted EBITDA(1) increased 19.4% to $32.8 million from $27.5 million in the prior year quarter;

•	Net income was $7.8 million, or $0.17 per diluted share, compared to $6.0 million, or $0.13 per diluted share, in the prior year quarter; and

•	Adjusted net income(1) increased 51% to $10.0 million, or $0.22 per diluted share, from $6.6 million, or $0.14 per diluted share, in the prior year quarter.

(1)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income or to income from operations in the tables at the end of this release.

At the end of the second quarter of 2018, Carrols owned and operated 807 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We delivered a solid quarter reflecting 8.4% top line growth, a 5.0% increase in comparable restaurant sales, and we generated significant increases in Restaurant-level EBITDA and Adjusted EBITDA, which rose 16.7% and 19.4%, respectively. Sales were strong across all day parts and reflected continued success of the 2 for $6 mix and match promotion, and the popularity of the KING™ Sandwich line including the new Sourdough sandwiches. These offerings provided an effective balance to our value promotions and other limited time offers as part of the brand’s successful barbell menu strategy.”

Accordino added, “Our acquisition pipeline is active and we are currently working on several transactions. We recently exercised our right of first refusal for the purchase of 31 BURGER KING® restaurants in Virginia and two restaurants in Michigan. We expect that these transactions, along with a couple of other small acquisitions, will close before the end of the third quarter of 2018.”

Accordino concluded, “Given our performance year-to-date and expectations for the remainder of the year, we are raising our overall outlook for 2018. While we remain cautiously optimistic regarding comparable restaurant sales trends as we lap our very strong performance in the second half of last year, we expect Adjusted EBITDA to now grow to $100 million to $105 million compared to $91.4 million in 2017.”

Second Quarter 2018 Financial Results

Restaurant sales increased 8.4% to $303.0 million in the second quarter of 2018 compared to $279.5 million in the second quarter of 2017. Comparable restaurant sales increased 5.0%, including an average check increase of 4.4% and customer traffic increase of 0.6% from the prior year period.

Restaurant-level EBITDA(1) was $47.4 million in the second quarter of 2018 and increased 16.7% from $40.6 million in the second quarter of 2017. Restaurant-Level EBITDA margin was 15.6% of restaurant sales and increased 111 basis points from the prior year period. In addition to benefitting from a 6.3% reduction in ground beef costs, many other operating costs were favorably leveraged due to the strong sales performance in the quarter. Restaurant labor costs, however increased 0.5%, as a percentage of restaurant sales, primarily due to higher workers compensation, medical and incentive costs.

General and administrative expenses were $16.0 million in the second quarter of 2018 compared to $14.4 million in the prior year period. As a percentage of restaurant sales, general and administrative expenses increased 13 basis points to 5.3% compared to the prior year period reflecting higher incentive and stock compensation costs.

Adjusted EBITDA(1) increased 19.4% to $32.8 million in the second quarter of 2018 compared to $27.5 million in the second quarter of 2017. Adjusted EBITDA margin increased 100 basis points to 10.8% of restaurant sales.

Income from operations was $13.8 million in the second quarter of 2018 compared to $12.3 million in the prior year period. Impairment and other lease charges increased $2.4 million from the second quarter of 2017 including a $1.9 million write-off for defective restaurant equipment that has been replaced in approximately 300 restaurants. The Company has commenced legal action against the equipment supplier.

Interest expense increased to $5.9 million in the second quarter of 2018 from $5.0 million in the same period last year due to the Company’s add-on offering and issuance of $75 million of its senior secured second lien notes completed in the second quarter of 2017. Cash balances totaled $38.2 million at the end of the second quarter of 2018.

Net income was $7.8 million for the second quarter of 2018, or $0.17 per diluted share, compared to net income of $6.0 million, or $0.13 per diluted share, in the prior year period.

Adjusted net income in the second quarter of 2018 was $10.0 million, or $0.22 per diluted share, compared to adjusted net income of $6.6 million, or $0.14 per diluted share, in the prior year period.

Recent Events

In late July, Carrols exercised its right of first refusal to purchase 31 BURGER KING® restaurants in Virginia and separately exercised its right of first refusal to purchase two restaurants in Detroit, Michigan under the terms and conditions of purchase and sale agreements between the sellers and unrelated third parties. The Company anticipates these transactions to close along with two small acquisitions (a total of four restaurants) before the end of the third quarter of 2018.

Full Year 2018 Outlook

The Company is revising its guidance for 2018 which includes the anticipated acquisition of 37 BURGER KING® restaurants (discussed above) that it expects to be completed in the third quarter of 2018:

•
Total restaurant sales are expected to be $1.16 billion to $1.18 billion (previously $1.15 billion to $1.17 billion), including a comparable restaurant sales increase of 3% to 4% (which has been narrowed from 3% to 5% previously);

•	Commodity costs are expected to be flat (previously a 1% to 2% increase) including a 1% to 2% decrease in beef costs (previously a 2% to 3% increase);

•	General and administrative expenses are still expected to be $58 million to $60 million, excluding stock compensation expense and acquisition-related costs;

•	Adjusted EBITDA is expected to be $100 million to $105 million (previously $95 million to $102 million);

•	The effective income tax rate is expected to be 0% to 5%;

•
Capital expenditures before discretionary growth-related expenditures (i.e., new restaurant development and acquisitions) are expected to be $58 million to $62 million (previously $50 million to $60 million). In addition, capital expenditures for the construction of 13 to 15 new units and remaining costs from 2017 construction are expected to be $20 million to $25 million (previously $15 million to $25 million for 10 to 15 new units);

•	Expenditures for the acquisition of 37 restaurants included in the Company's guidance are expected to be $30 million to $32 million;

•	Proceeds from sale/leasebacks are still expected to be $10 million to $15 million; and

•	The Company expects to close 15 to 20 existing restaurants (previously 20 to 25 restaurants) of which five have already closed.
The Company has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because it does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss second quarter 2018 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 334-323-0522. A replay will be available one hour after the call and can be accessed by dialing 719-457-0820; the passcode is 1176022. The replay will be available until Tuesday, August 14, 2018. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 807 restaurants as of July 1, 2018 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Restaurant sales	$303,050	$279,478	$574,636	$519,330
Costs and expenses:
Cost of sales	81,917	78,724	154,922	142,960
Restaurant wages and related expenses	96,954	87,948	188,098	169,019
Restaurant rent expense	19,879	18,892	39,853	36,489
Other restaurant operating expenses	44,589	41,910	87,428	81,105
Advertising expense	12,356	11,431	23,621	21,332
General and administrative expenses (b) (c)	16,020	14,411	32,156	29,987
Depreciation and amortization	14,621	13,366	28,871	26,517
Impairment and other lease charges (d)	2,881	432	3,190	963
Other expense (income), net	—	29	—	29
Total costs and expenses	289,217	267,143	558,139	508,401
Income from operations	13,833	12,335	16,497	10,929
Gain on bargain purchase	(208)	—	(230)	—
Interest expense	5,917	5,029	11,843	9,830
Income before income taxes	8,124	7,306	4,884	1,099
Provision for income taxes	336	1,267	198	656
Net income	$7,788	$6,039	$4,686	$443

Basic and diluted net income per share (e)(f)	$0.17	$0.13	$0.10	$0.01
Basic weighted average common shares outstanding	35,720	35,415	35,693	35,400
Diluted weighted average common shares outstanding	45,201	44,942	45,235	44,981

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended July 1, 2018 and July 2, 2017 each included thirteen and twenty-six weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $89 and $448 for the three months ended July 1, 2018 and July 2, 2017, respectively and $194 and $1,166 for the six months ended July 1, 2018 and July 2, 2017, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $1,385 and $903 for the three months ended July 1, 2018 and July 2, 2017, respectively and $2,970 and $1,786 for the six months ended July 1, 2018 and July 2, 2017, respectively.

(d)
Impairment and other lease charges for the three months ended July 1, 2018 included, among other things, a $1.9 million write down for defective restaurant equipment that was replaced in approximately 300 restaurants. The Company has commenced litigation against the equipment supplier.

(e)	Basic net income per share was computed excluding income attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(f)
Diluted net income per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

Total Restaurant Sales	$303,050	$279,478	$574,636	$519,330
Change in Comparable Restaurant Sales (a)	5.0%	4.6%	5.6%	2.1%

Average Weekly Sales per Restaurant (b)	28,996	27,239	27,490	25,715

Restaurant-Level EBITDA (c)	$47,355	$40,573	$80,714	$68,425
Restaurant-Level EBITDA margin (c)	15.6%	14.5%	14.0%	13.2%

Adjusted EBITDA (c)	$32,809	$27,484	$51,722	$41,361
Adjusted EBITDA margin (c)	10.8%	9.8%	9.0%	8.0%

Adjusted net income (c)	$9,970	$6,585	$7,178	$1,763
Adjusted diluted net income per share (c)	$0.22	$0.14	$0.16	$0.04

Number of Restaurants:
Restaurants at beginning of period	807	788	807	753
New restaurants	2	1	4	2
Restaurants acquired	—	17	1	60
Restaurants closed	(2)	(7)	(5)	(16)
Restaurants at end of period	807	799	807	799
Average Number of Restaurants:	804.0	789.3	804.0	776.8

	At 7/1/18	At 12/31/2017
Long-term debt (d)	$283,536	$281,884
Cash and cash equivalents	38,165	29,412

(a)
Restaurants are generally included in comparable restaurant sales after they have been operated by us for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 26-week period.

(b)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 26-week period by the average number of restaurants operating during such period.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted net income, and to the Company's reconciliation of income from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted diluted net income per share is calculated based on Adjusted net income and reflects the dilutive impact of shares, where applicable, based on Adjusted net income.

(d)
Long-term debt (including current portion and excluding deferred financing costs) at July 1, 2018 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $3,741 of lease financing obligations and $4,795 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at December 31, 2017 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $5,681 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income	$7,788	$6,039	$4,686	$443
Provision for income taxes	336	1,267	198	656
Interest expense	5,917	5,029	11,843	9,830
Gain on bargain purchase	(208)	—	(230)	—
Depreciation and amortization	14,621	13,366	28,871	26,517
EBITDA	28,454	25,701	45,368	37,446
Impairment and other lease charges	2,881	432	3,190	963
Acquisition costs (b)	89	448	194	1,166
Stock-based compensation expense	1,385	903	2,970	1,786
Adjusted EBITDA	$32,809	$27,484	$51,722	$41,361

Reconciliation of Restaurant-Level EBITDA: (a)
Income from operations	$13,833	$12,335	$16,497	$10,929
Add:
General and administrative expenses	16,020	14,411	32,156	29,987
Depreciation and amortization	14,621	13,366	28,871	26,517
Impairment and other lease charges	2,881	432	3,190	963
Other expense (income), net	—	29	—	29
Restaurant-Level EBITDA	$47,355	$40,573	$80,714	$68,425

Reconciliation of Adjusted net income: (a)
Net income	$7,788	$6,039	$4,686	$443
Add:
Impairment and other lease charges	2,881	432	3,190	963
Gain on bargain purchase	(208)	—	(230)	—
Acquisition costs (b)	89	448	194	1,166
Income tax effect on above adjustments (c)	(580)	(334)	(662)	(809)
Adjusted net income	$9,970	$6,585	$7,178	$1,763
Adjusted diluted net income per share	$0.22	$0.14	$0.16	$0.04

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income which are non-GAAP financial measures. EBITDA represents net income before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense and gain on bargain purchase. Restaurant-Level EBITDA represents income from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other expense. Adjusted net income represents net income as adjusted to exclude impairment and other lease charges, acquisition costs and gain on bargain purchase.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income because we believe that they provide a more meaningful comparison than EBITDA and net income of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other expense, all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income, income from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income and EBITDA, Adjusted EBITDA and Adjusted net income and between income from operations and Restaurant-Level EBITDA.

(b)	Acquisition costs for the periods presented include legal and professional fees incurred in connection with restaurant acquisitions.

(c)
The income tax effect related to the adjustments for impairment and other lease charges, gain on bargain purchase, and acquisition costs during the periods presented was calculated using an effective income tax rate of 21% for the three and six months ended July 1, 2018 and 38% for the three and six months ended July 2, 2017.